Exhibit 1.3

PRICING AGREEMENT

To the Underwriter named in Schedule I hereto

November 28, 2022

Dear Ladies and Gentlemen:

Hungary proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated September 17, 2013 (the "Underwriting Agreement''), to issue and sell to the Underwriter named in Schedule I hereto (the "Underwriter'') the Securities specified in Schedule II hereto (the "Designated Securities''). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Preliminary Prospectus, Final Prospectus and Base Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Preliminary Prospectus, Final Prospectus and Base Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Preliminary Prospectus, Final Prospectus and Base Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Underwriter herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. An amendment to the Registration Statement, or a supplement to the Preliminary Prospectus, Final Prospectus and Base Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, Hungary agrees to issue and sell to the Underwriter, and the Underwriter agrees to purchase from Hungary at the offices of Clifford Chance US LLP on December 1, 2022, or such other time and place as shall be agreed upon by Hungary and the Underwriter (such time and date being the "Time of Delivery" for purposes of Clause 4 of the Underwriting Agreement), and at the purchase price to the Underwriter of 0.225% of the principal amount of the 7.625% Notes due 2041, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

The Underwriter hereby represents and warrants to, and agrees with Hungary to, the effect of the selling restrictions set forth under the section "Underwriting—Notice to Investors" of the Preliminary Prospectus and the Final Prospectus, each of which selling restrictions are incorporated herein by reference in their entirety.

Set forth in Schedule III hereto is a complete list of Issuer Free Writing Prospectuses used in connection with offers relating to the Designated Securities.

Set forth in Schedule IV hereto is a complete list of Supplemental Issuer Information.

Set forth in Schedule V hereto are the addresses of the Underwriter for notices pursuant to this Pricing Agreement and the Underwriting Agreement.

The term "Applicable Time," as used in the Underwriting Agreement, shall mean 2:30 p.m. New York City time on the date of this Pricing Agreement.

The provisions of the Underwriting Agreement incorporated herein by reference are hereby amended as follows:

1.	Registration Statement File Number. The reference to file number "333- " in Section 2(a) of the Underwriting Agreement is hereby deleted in its entirety and replaced with a reference to file number "333-191209."

2.	Minister of Finance. All references to "Dr. Mihály Varga, Minister of National Economy" shall be deleted in their entirety and replaced with "Dr. Mihály Varga, Minister of Finance."

3.	Authorized Agent. All references to the "Office of the Trade Commissioner" shall be deleted in their entirety and replaced with "Economic Attaché of Hungary in New York."

4.	Issuer's Counsel. All references to "Linklaters LLP" shall be deleted in their entirety and replaced with "Arnold & Porter LLP."

5.	Money Laundering Laws. The following definition shall be incorporated following the definition of "Indebtedness" in the Introductory Section of the Underwriting Agreement:

""Money Laundering Laws" means all money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

6.	Sanctions. Section 2(r) of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

"(r) Sanctions, anti-corruption and anti-money laundering:

(i)	None of Hungary, or to the knowledge of Hungary, any official representative, officer, agent, employee or affiliate (as defined in Rule 501(b) of Regulation D under the Act, as amended, ("Affiliate")) of Hungary (i) is currently a target of any financial or economic sanctions or trade embargoes administered or enforced by the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the U.S. Departments of State or Commerce or any other US, EU, United Nations or UK economic sanctions ("Sanctions Target") and (ii) will not lend, invest, contribute or otherwise make available the proceeds of the offering of the Notes to or for the benefit of any then-current Sanctions Target, or to fund any activities in any country that is a Sanctions Target provided that the undertaking in (ii) is only sought and given to the extent that to do so does not result in any violation of the EU Blocking Regulation and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung – AWV));

(ii)	Neither Hungary nor, to the best of the knowledge of Hungary, any official representative, officer, agent, employee, departments, ministries or agencies, Affiliate of or person acting on behalf of Hungary has engaged in any activity or conduct which would violate any applicable anti-bribery or anti-corruption law or regulation;

(iii)	Hungary has instituted, maintains and enforces policies and procedures designed to prevent bribery and corruption by the Government and persons associated with the Government;

(iv)	To the best of Hungary's knowledge and belief, and except as disclosed in the section titled "Legal Proceedings" on page 15 of Exhibit D to the Issuer's annual report on Form 18-K filed with the Commission on 30 September 2022, as incorporated by reference in the Preliminary Prospectus Supplement and the Final Prospectus, no actions or investigations by any governmental or regulatory agency are ongoing or threatened against Hungary, its departments, ministries or agencies, or any of their ministers, directors, officers, employees or any associated person or party acting on their behalf in relation to a breach of the anti-bribery or anti-corruption laws;

(v)	Neither Hungary, its departments, ministries or agencies nor, to the best of the Hungary’s knowledge, any minister, director, officer, employee, or anyone acting on behalf of Hungary or its departments, ministries or agencies has engaged in any activity which would breach Money Laundering Laws;

(vi)	Hungary, its departments, ministries and agencies have instituted and will maintain and enforce policies and procedures designed to ensure compliance with all applicable Money Laundering Laws;

(vii)	Hungary will not directly or indirectly use, lend or contribute the proceeds raised under the Agreement for any purpose that would breach the Money Laundering Laws; and

(viii)	To the best of Hungary's knowledge and belief, no actions or investigations by any governmental or regulatory agency are ongoing or threatened against Hungary, its departments, ministries or agencies, or any of their ministers, directors, officers, employees or anyone acting on their behalf in relation to a breach of Money Laundering Laws."

If the foregoing is in accordance with your understanding, please sign and return to us, and upon acceptance hereof by you, on behalf of the Underwriter, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Underwriter and Hungary.

Very truly yours,

HUNGARY

Represented by its Minister of Finance

By:	/s/ Zoltán Kurali
Name: Zoltán Kurali
Title: Chief Executive Officer, Government Debt Management Agency

Signature Page to Pricing Agreement

ACCEPTED AS OF THE DATE HEREOF:

J.P. MORGAN SE

By:	/s/ Natalia Lutova
Name: Natalia Lutova
Title: Managing Director

By:	/s/ Jiri Svarc
Name: Jiri Svarc
Title: Managing Director

Signature Page to Pricing Agreement

SCHEDULE I

Underwriter	Principal Amount of Designated Securities to be Purchased
J.P. Morgan SE	$400,000,000 7.625% Notes due 2041
Total	$400,000,000 7.625% Notes due 2041

Sch. I-1

SCHEDULE II

PRICING TERM SHEET

Hungary
U.S.$400,000,000 7.625% Notes due 2041

Pricing Term Sheet
dated November 28, 2022

Issuer	Hungary

Security	7.625% Notes due 2041 (Re-opening)

Currency	United States Dollar ("U.S.$")

Pricing Date	November 28, 2022

Outstanding Amount	U.S.$1,250,000,000 (Before re-opening)

Re-opening Amount Offered	U.S.$400,000,000

Maturity Date	March 29, 2041

Coupon	7.625%

Interest Payment Dates	Semi-annual on September 29 and March 29 in each year

Price to Public	106.50%[1]

Benchmark Treasury	T 4 11/15/42

Benchmark Treasury Price	100 – 07

Benchmark Treasury Yield	3.984%

Spread to Benchmark Treasury	300.5bps

Yield	6.989%

Net Proceeds to Issuer, before	U.S.$430,352,778
Expenses

Expected Settlement Date	December 1, 2022 (T+3)

Listing	London Stock Exchange

1        Plus accrued and unpaid interest, from and including September 29, 2022 to, but excluding December 1, 2022, in the amount of U.S.$5,252,778.

Sch. II-1

Governing Law	New York, New York

Settlement	Depository Trust Company

Form of the Notes	Registered Global Notes

CUSIP	445545AF3

ISIN	US445545AF36

Common Code	061189734

Anticipated Ratings	[Intentionally omitted]

Lead Manager:	J.P. Morgan SE

Form	The Notes will be book-entry securities in fully registered form, without coupons, registered in the name of Cede & Co., as nominee of DTC, in minimum denominations of U.S.$2,000 and integral multiples thereof.

Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

A preliminary prospectus supplement of Hungary accompanies the free-writing prospectus and is available from the SEC's website at https://www.sec.gov/Archives/edgar/data/889414/000110465922122341/tm2231387-2_424b5.htm

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan SE at +44 (0) 20 7134 2468.

SCHEDULE III

ISSUER FREE WRITING PROSPECTUSES

The Free Writing Prospectus filed on November 29, 2022 under Registration No. 333-191209, which includes the Pricing Term Sheet for the 7.625% Notes due 2041.

Sch. III-1

SCHEDULE IV

SUPPLEMENTAL ISSUER INFORMATION

None.

Sch. IV-1

SCHEDULE V

ADDRESSES FOR NOTICES

J.P. Morgan SE
Taunustor 1 (TaunusTurm)

60310 Frankfurt am Main

Germany
Attention: Euro Medium Term Note Desk

Email: DCM_prgrammes@jpmorgan.com

Sch. V-1